Exhibit 3.1

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.        Name of corporation:

Sea 2 Sky Corporation

2.        The articles have been amended as follows: (provide article numbers, if available)

Article 1. is amended to read in its entirety as follows:

“1.  Name of Corporation:  ecoTECH Energy Group Inc.”

Article 3 is amended to read in its entirety as follows:

“3.  Shares:  Number of Shares with par value:  675,000,000 Par Value:  $0.001”

3.        The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:52.9%.

4.        Effective Date of filing:  (optional)                                                12/22/10
                                                                                 (must not be later than 90 days after the certificate is filed)

5.        Signature: (required)

/s/ Erik Odeen

Signature of Officer